Exhibit 4(i)3



                          [NCT Group, Inc. Letterhead]




                                                       Dated as of June 28, 2002

Libra Finance S.A.
c/o Essex House - Suite 2701
160 Central Park South
New York, NY  10019
Attn:  Arie Rabinowitz

                                          Re: October 25, 2001 Warrant
                                              ------------------------

Dear Arie:

Reference is made to the Warrant (No. LF-2), dated October 25, 2001 but amended by letter agreement dated January 10, 2002 (as so amended, the "Warrant"), of NCT Group, Inc., a Delaware corporation (the "Company"), pursuant to which Libra Finance S.A. (the "Holder") is granted the right, subject to terms and conditions of the Warrant, to purchase up to 20,000,000 shares (the "Warrant Shares") of common stock, par value $.01 per share (the "Common Stock"), of the Company. As of the date hereof, the Warrant remains unexercised as to 20,000,000 Warrant Shares. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Warrant.

The Exercise Price is hereby amended to be the lesser of (i) $.07 or (ii) the lowest Closing Bid Price between January 10, 2002 and June 28, 2003, inclusive.


                                          Very truly yours,

                                          NCT GROUP, INC.


                                          By:  /s/  Michael J. Parrella
                                             -----------------------------------
                                              Michael J. Parrella
                                              Chairman & Chief Executive Officer